Exhibit 99.1
Contact: Don M. Gibson                    For Immediate Release
417-520-4333

GUARANTY BANK HIRES NEW PRESIDENT AND CEO

Springfield, MO Guaranty Federal Bancshares, Inc. (the "Company") (NASDAQ-NMS;GFED), parent of Guaranty Bank, (the "Bank") today Don M. Gibson, President-CEO of the Company, announced the appointment of Shaun Burke as President and CEO of the Bank.

Mr. Burke has 20 years of experience in the banking industry. Mr. Burke has been serving as Executive Vice President of Signature Bank.

"We have determined that Shaun is the most qualified person to move our Bank forward to fulfill the vision we all share for Guaranty Bank with the same core values that make our Company strong," said Mr. Gibson.

"I am pleased with the Board’s decision, we have a bright future ahead. With a strong strategic business plan, a team of very talented employees and a culture that strives to exceed customer expectations and encourage employee excellence, we will continue to drive growth and create value," said Mr. Gibson.

Don M. Gibson will remain as President and CEO of Guaranty Federal Bancshares, Inc. (the "Company").

Guaranty Federal Bancshares, Inc. has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is located in Springfield, Missouri and has eight branches and 18 ATM locations located in Greene and Christian Counties. In addition Guaranty Bank is a member of the Privileged Status ATM network, which provides its customers surcharge free access to over 60 area ATM’s and over 1,000 ATM’s nationwide.